Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-175603) of Oasis Petroleum Inc. (“Oasis”) of our report dated November 7, 2013 relating to the Statements of Revenues and Direct Operating Expenses of certain oil and gas properties (“the West Williston Acquisition Properties”), which appears in Oasis’s Current Report on Form 8-K dated October 1, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 7, 2013